EXHIBIT 23.1

 August 13, 2020

Securities and Exchange Commission

100 F Street, N.W.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 8.01 of Ameri Metro, Inc. (the “Company”) Form 8-K dated August 10, 2020 about the impact of Ann Ameri Cement, Inc. operation results. We have no basis to disagree with the statements of the Company contained therein.

Very truly yours,

/S/ Weinstein International CPA